Exhibit 10.22

Mitek Systems, Inc.

Executive Bonus Program Fiscal Year 2013

Objective

The objective of the Mitek Executive Bonus Program (“the Program”) is to reward executives with an opportunity to earn an annual cash bonus for their contributions to the achievement of corporate goals during the fiscal year. This Plan is intended to ensure a competitive total compensation opportunity and to foster a team effort in the attainment of corporate goals.

Program Design

The Program provides for the payment of an annual cash bonus that is based upon the percentage achievement of the fiscal 2013 annual revenue plan and individual performance goals.

Annual cash bonuses are computed as a percentage of the participant’s annualized salary earned during the 2013 fiscal year. The CEO bonus target is equal to 80% of his annualized salary. The bonus target for the CFO, CTO, and CMO is equal to 40% of their respective annualized salaries. The bonus target for the CSO is 20% of his annualized salary.

Half of the annual cash bonus will be paid based on the achievement of a minimum percentage of the annual revenue plan as approved by the Board of Directors, and the remaining half paid on the achievement of a minimum percentage of individual performance goals determined by the CEO, or in the case of the CEO’s bonus, at the discretion of the Compensation Committee of the Board of Directors.

Eligibility

In order to be eligible for a bonus award, the participant must be employed by the Company for a minimum of a full quarter of the fiscal year for which an annual bonus is earned. Each participant will be paid after the close of the books at the end of the 2013 fiscal year, and any bonus payable will be calculated pro rata to the number of days of employment with the Company during the 2013 fiscal year.

Limitations

The Program is administered by the Compensation Committee. Final authority and full discretion in all matter pertaining to the development, or amendment of the Program and the granting of any bonus awarded under the Program rests with the Compensation Committee.

Participation in the Program does not in any way imply a contractual relationship for employment or in any way alter the at-will employment relationship with the Company.